EXHIBIT 10.41.1
03 July 2014

Personal & Confidential
Mr. Michael Bayer
(via e-mail)

Dear Michael,

Following is a summary of the additional elements of the offer for you to join NCR Corporation that are being provided in addition to the standard terms and conditions of employment that you will receive as an employee of NCR GmbH.

Management Incentive Plan (MIP) Participation
You will participate in NCR's Management Incentive Plan (MIP) subject to the terms of the plan. The MIP is an annual bonus program with a payout that varies based on the actual results achieved by NCR, the Retail organization, and your individual performance; and is paid in the first calendar quarter following the plan year.

Your initial MIP target incentive opportunity will be 90% of your annual base salary (with a maximum potential payout equal to 300% of you target incentive opportunity), where the payout will be based on NCR's achievement of our annual "Core Financial Measures" and certain MBOs that I will establish for you each plan year. You are also eligible for the Customer Success component of the MIP representing a target incentive opportunity equal to 10% of your annual base salary (with a maximum potential payout equal to 10% of your annual base salary which operates as a "make or miss" opportunity), where the payout will be linked to the NCR's overall achievement of our annual Customer Loyalty goals.

The MIP eligibility requirements and guidelines are subject to change from time to time determined at the discretion of the Compensation and Human Resource Committee of the NCR Board of Directors (hereinafter the "Committee").

Your MIP payout for the 2014 plan year will be no less than EUR 175,000 (before taxes and other deductions), and will be payable to you in March 2015. You must be employed by NCR, its subsidiaries or affiliates, at the time of payment in order to be eligible to receive any bonus or incentive payout from NCR.

Economic Profit Plan (EPP) Participation
NCR's Economic Profit Plan ("EPP") provides the opportunity to participate in a portion of the "Economic Profit" created by NCR annually through a banking concept, where 33% of your Economic Profit Bank earned becomes payable in cash in August of the following year, so long as you remain employed by NCR at the time of payment. The EPP is designed to strengthen the link between the management team and sustainable creation of stockholder value.

Your participation in EPP will commence in 2015 where the Committee will assign you a carried interest participation rate for NCR's Economic Profit for the 2015 performance year (but in no case will it be less than 0.125% of Economic Profit). Your participation in EPP is subject to approval by the Committee, which is typically approved in the first quarter of the calendar year. Any payments under the NCR EPP are governed by the plan document and are subject to the Committee's discretion.

03 July 2014
Mr. Michael Bayer

Long Term Incentive (LTI) Awards
Subject to your acceptance of the NCR offer of employment, you will receive NCR equity with a total grant date fair market value of US$1,200,000. This award will divided into two individual awards, each with a grant date fair market value of US$600,000.

Subject to approval by the Committee, you will receive a one-time, new hire equity award with a grant value of US$600,000 to be delivered in the form of Time-Based Restricted Stock Units. Pending approval of your equity award to be presented to the Committee at their July 22, 2014 meeting, the effective date of the grant ("the Grant Date") will be August 1, 2014 and the shares will vest on the third anniversary of the Grant Date, subject to your continued employment with NCR. The actual number of time-based units will be determined by taking the award value divided by the closing price of NCR common stock on the Grant Date. The result is rounded to the nearest whole unit.

In addition, subject to Committee approval, you will also receive an equity award with a grant value of no less than US$600,000 to be delivered in a combination of Time-Based Restricted Stock Units and Performance-Based Restricted Stock Units as part of NCR's 2015 annual long-term incentive award program. These awards are typically granted in the first quarter of the calendar year. The actual number of time-based and performance-based units will be determined by taking the award value divided by the closing price of NCR common stock on the Grant Date. The result is rounded to the nearest whole unit.

Your equity awards will be issued under the terms of NCR's Stock Incentive Plan which is administered by Fidelity Investments®. The specific terms and conditions of your awards will be set forth in your NCR restricted stock unit agreements, which you must electronically accept in order for the grants to become effective. The agreement includes, among other things, certain restrictive covenants with which you will be required to comply as a condition for receipt of these NCR equity awards. Within two weeks of each Grant Date, you will receive an email from Fidelity Stock Plan Services with your specific login details so you can accept your award by selecting the "Log onto NetBenefits Worldwide" link at www.netbenefits.fidelity.com.

Please review the award information carefully, including the grant agreement and plan document, and indicate your acceptance by clicking on the appropriate button. If you have questions about your shares, call the Fidelity Stock Plan Services Line at 1-800-544-0275. For questions that Fidelity is unable to answer, contact NCR by e-mail at stock.administration@ncr.com.

Executive Annual Medical and Financial Planning Allowance
You will participate in NCR's Executive Medical Exam and Executive Financial Planning programs. The Executive Medical Exam Program currently provides up to US$5,000 on an annual basis for a progressive, diagnostic health assessment. The Executive Financial Planning Program currently provides an annual payment in the gross amount of US$12,000 (before taxes and other deductions), to be used for an executive's individual financial planning needs. Each program is subject to amendment or termination by the Committee at any time.

Executive Severance Benefit
In the event that your employment is involuntarily terminated by NCR other than for "Cause" (as defined below), you will be eligible to receive a cash severance payment equal to nine (9) months of your base salary in effect at the time of your termination, payable in a lump sum (subject to taxes and other deductions), provided that you execute a general release of all claims in a format acceptable to NCR. This cash severance benefit will be provided to you in lieu of, and not in addition to, any other cash severance benefit you may be eligible to receive upon an involuntary termination by NCR other than for "Cause".

As used herein, "Cause" is defined as: (a) willful and continued failure to perform substantially the duties for your role at NCR, (b) willful engagement in illegal conduct, or (c) gross misconduct.

03 July 2014
Mr. Michael Bayer

Executive Relocation Program & Visa Support
You will be eligible for NCR's Executive International Relocation Program, the benefits for which are outlined on the attached "Relocation Program Summary".

Your acceptance of this offer will initiate your relocation process and a Weichert Executive Executive Relocation Counselor will be in contact with you to discuss your personal relocation needs. Meanwhile, please do not incur any relocation expenses or initiate any relocation plans until you have discussed your relocation needs with your Executive Relocation Counselor.

NCR will also provide the necessary legal and administrative support to assist you and your family with your immigration needs to facilitate your relocation to the U.S. Please contact Lissa Workman, NCR's Manager of Global Mobility at +1 (678) 808-5996 to initiate your relocation or visa support services.

* * * * * * * * * *

We are looking forward to having you join NCR. Should you have any questions about the additional elements of your NCR offer (as outlined above), please contact Patrick Carroll at +1 (678) 808-5180 or Christine Butchko at +1 (212) 589-8477.

Sincerely,

/s/ John G. Bruno

John G. Bruno
EVP, Industry and Field Operations,
and Corporate Development

Enclosures.

I have read, understand and accept these supplemental terms of NCR's offer:

/s/ Michael Bayer		4/7/2014
Mr. Michael Bayer		Date

I confirm my start date to be	01/08/2014	.

Legal Notice to NCR Equity Recipients:  Your participation in the NCR Stock Incentive Plan is both discretionary and voluntary. The value of any NCR equity award is an extraordinary item of income and is not part of your normal or expected compensation. NCR equity awards will not be considered in the calculation of any severance, redundancy, end-of-service payments, bonus, long-service awards, pension, retirement and/or any other benefits or similar payments. The NCR equity awards outlined in this letter are one-time grants that do not constitute an acquired right to receive any additional awards or other similar benefits in the future.